Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-455-0650
RRE Commercial Center	Honolulu Tel.: +808-352-0749
Majuro, MH 96960 - Marshall Islands	Email: dreeder.rmi@gmail.com

StealthGas Inc.

331 Kifissias Avenue

Erithrea 14561, Athens

Greece

April 29, 2024

Re: Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to StealthGas Inc. (the “Company”), on matters of Republic of the Marshall Islands (the “RMI”), law in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration of 3,674,127 shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”), which may be issued to eligible participants pursuant to awards granted under the Company’s 2024 Equity Compensation Plan (the “Plan”).

With your permission, for the purposes of the opinions expressed herein, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or electronic copies and the authenticity of the originals of all documents submitted to us as copies.

This opinion is limited to RMI law as of the date hereof. In rendering our opinion as to the valid existence in good standing of the Company, we have relied solely on a Certificate of good standing issued by the Registrar of Corporations of the RMI on April 26, 2024.

Based on the foregoing, we are of the opinion that:

1. The Company has been incorporated and is validly existing in good standing as a corporation under the laws of the Republic of the Marshall Islands.

2. The Shares, when issued and the consideration therefor has been paid for as contemplated by the Plan and the terms of the awards made thereunder, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following limitations and qualifications:

1. The opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing and standards of materiality.

2. We express no opinion as to the laws of any jurisdiction other than the laws of the RMI as currently in effect.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Reeder & Simpson, P.C.

Reeder & Simpson, P.C.
Dennis J. Reeder